Exhibit 10(b)

                   Written Consent of Price Waterhouse LLP

CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 3 to the registration statement on Form N-4 (the "Registration Statement") of our reports dated February 12, 1997, relating to the financial statements of PHL Variable Accumulation Account and the financial statements of PHL Variable Insurance Company which appear in such Statement of Additional Information, and to the incorporation by reference of our reports into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Experts" in such Statement of Additional Information.


/s/ Price Waterhouse LLP

PRICE WATERHOUSE LLP
Hartford, Connecticut
April 25, 1997